Exhibit 24(b)(8.140)

THIRD AMENDMENT

TO SELLING AND SERVICES AGREEMENT

            This Third Amendment dated as of August 16, 2009 by and between ING Life Insurance and Annuity Company (formerly Aetna Life Insurance and Annuity Company) (“ING Life”), ING Institutional Plan Services, LLP (“ING Institutional”), ING Financial Advisers, LLC (formerly Aetna Investment Services, Inc.)(“ING Financial”)(collectively “ING”), and Lazard Asset Management Securities LLC (“Distributor”) is made to the Selling and Services Agreement dated as of July 1, 1998 (the “Agreement”) as amended on June 18, 2007 and March 31, 2008.  Terms defined in the Agreement are used herein as therein defined.

            WHEREAS, the parties wish to add ING Institutional to the Agreement; and

            WHEREAS, the parties wish to amend certain other provisions of the Agreement, as provided below.

            NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties agree as follows:

            1.         ING Institutional is hereby added to the Agreement as an additional recordkeeper, and all provisions relating to ING Life in the Agreement are hereby amended to refer to both ING Life and ING Institutional.  The defined term “ING” in the Agreement is hereby amended to include ING Life, ING Institutional, and ING Financial.

            2.         Paragraph 2 of the Agreement is hereby deleted in its entirety and replaced with the following:

                        2.         Omnibus Account.

The parties agree that up to two omnibus accounts, each held in the name of the Nominee, may be maintained for those Plan assets directed for investment in the Funds (“Account” or “Accounts").  One such omnibus account may be maintained in connection with Plans for which ING Life is providing various recordkeeping and other administrative services, and the other such omnibus account may be maintained in connection with Plans for which ING Institutional is providing various recordkeeping and other administrative services.  Alternatively, one Account may be maintained in connection with Plans for which both ING Life and ING Institutional shall provide such recordkeeping and administrative services.  ING Life or ING Institutional, as service agents for the Plans, shall facilitate purchase and sale transactions with respect to the Account in accordance with the Agreement.

3.         Paragraphs 4 and 5 of the Agreement are hereby deleted in their entirety and replaced with the following:

4.         Servicing Fees:  The provision of shareholder and administrative services to the Plans shall be the responsibility of ING Financial, ING Life, ING Institutional, or the Nominee and shall not be the responsibility of Distributor.  The Nominee will be recognized as the sole shareholder of Fund shares purchased under this Agreement.  It is further recognized that there will be a substantial savings in administrative expense and recordkeeping expenses by virtue of having one shareholder rather than multiple shareholders.  In consideration of the administrative savings resulting from such arrangement, Distributor agrees to pay or cause to be paid an annual fee as specified in Schedule B (attached), based on the average net assets invested in the Funds through ING Life’s or ING Institutional’s arrangements with Plans in each calendar quarter.  Within thirty (30) days after the end of each calendar quarter Distributor shall provide ING Life or ING Institutional with a statement showing the aggregate value of ING Life’s or ING Institutional’s accounts for the preceding quarter and include therewith a payment to ING Life or ING Institutional for the compensation due ING Life in accordance with this paragraph.

5.         12b-1 Fees.  To compensate ING Financial for its distribution of Fund Shares, Distributor shall make quarterly payments to ING Financial, as specified in Schedule B (attached), based on the average net assets invested in Fund shares through ING Life’s arrangements with Plans in each calendar quarter.  Distributor will make such payments to ING Financial within thirty (30) days after the end of each calendar quarter. Each payment will be accompanied by a statement showing the calculation of the fee payable to ING Financial for the quarter and such other supporting data as may be reasonably requested by ING Financial.

            4.         The following is added as Section 12(d) to the Agreement:

(d) Representations of ING Institutional.  ING Institutional represents and warrants:

(i) that it (1) is a limited liability company organized under the laws of the State of Delaware, (2) is in good standing in that jurisdiction, (3) is in material compliance with all applicable federal and state laws, (4) is duly licensed and authorized to conduct business in every jurisdiction where such license or authorization is required, and will maintain such license or authorization in effect at all times during the term of this Agreement, and (5) has full authority to enter into this Agreement and carry out its obligations pursuant to it terms; and

(ii) that it is authorized under the Plans to (1) provide administrative services to the Plans and (2) facilitate transactions in the Fund through the Account.

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            5.         The following replaces Section 14(b) of the Agreement:

(b)  Notices.  All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by telex, facsimile, express delivery or registered or certified mail, postage prepaid, return receipt requested, to the party or parties to whom they are directed at the following address, or at such other addresses as may be designated by notice from such party to all other parties.

                                    To ING Life/ING Financial/ING Institutional:

                                    Michael Pignatella

                                    Counsel

                                    ING Americas Legal Services

                                    One Orange Way, C1S

                                    Windsor, CT  06095

                                    Fax: 860-580-4934

                        To Distributor:

                                    Lazard Asset Management Securities LLC

                                    30 Rockefeller Plaza, 59th Floor

                                    New York, NY 10112

                                    Attention: General Counsel

Any notice, demand or other communication given in a manner prescribed in this Subsection (b) shall be deemed to have been delivered on receipt.

            6          The following paragraph is added under Section 14 “Miscellaneous” of the Agreement:

            (g) To the extent ING Life and ING Institutional has the systematic capability to administer redemption fees, it agrees to use best efforts to enforce redemption fees as required by the applicable Prospectus .

7.         Schedule A to the Agreement is hereby deleted and replaced by Schedule A, attached hereto.

8.         Schedule B, attached hereto, is hereby added to the Agreement.

9.         Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

            10.       This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

ING LIFE INSURANCE AND ANNUITY COMPANY                                                                                                              By:       /s/ Robert Garrey                     Name:  Robert Garrey Title:   Vice President

LAZARD ASSET MANAGEMENT SECURITIES LLC By: /s/ Charles L. Carroll 9/17/09 Name: Charles L. Carroll Title: Deputy Chairman
ING Financial ADvisers, LLC By: /s/ David Kelsey Name: David Kelsey Title: COO/VP
ING INSTITUTIONAL PLAN SERVICES, LLC By: /s/ Michelle Sheiowitz Attorney in Fact Name: Michelle Sheiowitz Title: Vice President

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Schedule A

List of Available Funds

Fund Name – Open Shares	CUSIP	SYMBOL
Lazard U.S. Small-Mid Cap Equity Portfolio	52106N780	LZCOX
Lazard International Small Cap Equity Portfolio	52106N772	LZSMX
Lazard U.S. Mid Cap Equity Portfolio	52106N715	LZMOX
Lazard U.S. Strategic Equity Portfolio	52106N632	LZUOX
Lazard International Strategic Equity Portfolio	52106N582	LISOX
Lazard U.S. Equity Value Portfolio	52106N574	LEVOX
Lazard Emerging Markets Equity Portfolio	52106N764	LZOEX
Lazard International Equity Portfolio	52106N830	LZIOX
Lazard International Equity Select Portfolio	52106N657	LZESX
Lazard Capital Allocator Opportunistic Strategies Portfolio	52106N483	LCAOX
Lazard Developing Markets Equity Portfolio	52106N467	LDMOX

Fund Name – Institutional Shares	CUSIP	SYMBOL
Lazard U.S. Small-Mid Cap Equity Portfolio	52106N509	LZSCX
Lazard International Small Cap Equity Portfolio	52106N806	LZISX
Lazard U.S. Mid Cap Equity Portfolio	52106N723	LZMIX
Lazard U.S. Strategic Equity Portfolio	52106N624	LZUSX
Lazard International Strategic Equity Portfolio	52106N590	LISIX
Lazard U.S. Equity Value Portfolio	52106N616	LEVIX
Lazard Emerging Markets Equity Portfolio	52106N889	LZEMX
Lazard International Equity Portfolio	52106N400	LZIEX
Lazard International Equity Select Portfolio	52106N665	LZSIX
Lazard Capital Allocator Opportunistic Strategies Portfolio	52106N491	LCAIX
Lazard Developing Markets Equity Portfolio	52106N475	LDMIX

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Schedule B

Fee Schedule

As compensation for the services ING renders under the Agreement, Distributor will pay a fee to ING equal to on an annual basis the rate set forth below multiplied by the average daily value of the assets in ING accounts in the Funds for accounts established after November 1,2009.

Share Class	Open	Institutional
Service Fees	X.XX%	X.XX%
12b-1 Fees*	X.XX%	X.XX%
Total Fees	X.XX%	X.XX%

* Payment is subject to continued effectiveness of the 12b-1 Plan.  We understand that the Fund’s Board will review, at least quarterly, a written report of the amounts expended pursuant to this Agreement and the purposes for which such expenditures were made.  In connection with such reviews, we will furnish you or your designees with such information or reports as you or they may reasonably request, which reports shall be accurate and complete.

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